Exhibit 10.8

Working Capital Loan Agreement

(Applicable to “BOC Jieli Tongbao” products)

Number: 2022 Shenzhen Bank of China Bupu No. 000099

Borrower: Shenzhen Haiyue Freight Co., Ltd.

Unified social credit code: 91440300752502580L

Legal representative/person in charge: Zhang Lihai

Address: A06, Area A, 6th Floor, International Commodity Exchange Building, Bao’an North Road, Luohu District, Shenzhen Postcode: 518000

Account opening financial institution and account number:

Telephone / Fax:

Lender: Bank of China Limited Shenzhen Branch

Legal representative/person in charge: Liu Xinqun

Address: International Finance Building, No. 2022, Jianshe Road, Luohu District, Shenzhen Postcode: 518000

Tel: Redact Fax:

The borrower and the lender have negotiated on an equal footing and reached an agreement on the issue of working capital loans from the lender to the borrower, and hereby enter into this contract. This contract is a single agreement under the “Credit Line Agreement” signed by Shenzhen Haiyue Freight Co., Ltd. and Bank of China Shenzhen Branch, No. 2022 Shenzhen Zhongyin Bu’e Xie Zi No. 7000099.

Article 1 Loan Amount

Borrowing currency: RMB.

Loan amount: (in capital letters) seven million yuan;

(lower case)￥7,000,000.00.

Article 2 Loan term

Loan period: 12 months, starting from the actual withdrawal date.

Article 3 Purpose of Loan

Loan purpose: to pay up the outstanding principal balance stated in the Article 1 under No. 2021 Shenzhen Zhongyin Bupu Jiezi No. 000009 “Liquid Capital Loan Contract” and the No. 2021 Shenzhen Zhongyin Bupu Tizi No. 000009 “Withdrawal application” signed by the borrower and the lender.

Without the written consent of the lender, the borrower shall not change the purpose of the loan, including but not limited to, the borrower shall not use the loan for investment in fixed assets, equity, etc., and shall not use it in any fields prohibited by laws, regulations, regulatory provisions, and production and business operations by the state. It shall not be used for on-lending or the purchase of other financial products for arbitrage, and shall not be used for illegally adding hidden debts of local governments, and other purposes that are prohibited from being invested with bank loans.

Article 4 Loan interest rate calculation and settlement of interest (remarks: fill in truthfully, inapplicable clauses need to be deleted)

The lender expresses the annualized interest rate of the Borrowing under this Agreement to the Borrower through the “Annualized Interest Rate Information Letter” attached hereto, and the aforesaid “Annualized Interest Rate Information Letter” shall not apply if the annualized interest rate of the Borrowing under this Agreement is calculated only at the borrowing rate expressed in paragraph 1 of this Article.

1. Loan interest rate

Loan interest rate (annualized interest rate, simple interest) is the following type (2):

(1) Fixed interest rate, annual interest rate/%. The contract interest rate remains unchanged during the loan period.

Sources of RMB fixed interest rates are:

☐plus/☐minus (choose one)/basis point of the quoted market interest rate for 1-year loans published by the National Interbank Funding Center on the last working day before the effective date of this contract ;

(2) Floating interest rate, with the actual withdrawal date as the starting date, every 12 months is a floating cycle, and the re-pricing date is the first day of the next floating cycle, that is, the starting date is on the corresponding day of the re-pricing month, If there is no corresponding day in the month, it will be the last day of the month.

For withdrawal under this contract:

RMB borrowing floating rate

A. The interest rate of the first period (from the actual withdrawal date to the expiration date of this floating cycle) is the quoted market interest rate for 1-year loans published by the National Interbank Funding Center last week as of the working day before the actual withdrawal date plus / □ minus (choose one) 20 basis points;

B. market interest rate for 1-year loans published by the National Interbank Funding Center on the working day before the re-pricing day plus/minus (choose one) 20 basis points are repriced as the applicable interest rate for this floating period.

2. Interest calculation

Interest is calculated from the actual withdrawal date of the borrower, and is calculated according to the Actual withdrawal amount and the number of days of using the loan.

Interest calculation formula: interest = principal × actual number of days × daily interest rate.

The daily interest rate calculation base is 360 days a year, and the conversion formula is: daily interest rate = annual interest rate/360.

3. Interest settlement method

The borrower settles interest in the following method (2):

(1) Interest is settled quarterly, the 20th of the last month of each quarter is the interest settlement date, and the 21st is the interest payment date.

(2) The interest is settled monthly, the 20th of each month is the interest settlement date, and the 21st is the interest payment date.

If the last repayment date of the loan principal is not on the interest payment date, the last repayment date of the loan principal is the interest payment date, and the borrower shall pay off all interest payable.

4. Penalty interest

(1) If the loan is overdue or not used according to the contractual purpose, from the date of overdue or misappropriation, the overdue or misappropriated part shall be charged according to the penalty interest rate stipulated in this paragraph until the principal and interest are paid off.

For loans that are both overdue and embezzled, the penalty interest will be calculated and charged at a higher penalty interest rate.

(2) For the interest and penalty interest that the borrower cannot pay on time, the interest settlement method stipulated in paragraph 3 of this article shall be used to calculate and collect compound interest at the penalty interest rate stipulated in this paragraph.

(3) Penalty interest rate

☐ Penalty interest rate for fixed rate loans

A. Floating interest rate, the floating period is / month (filling instructions: for fixed-rate loans with a loan term within one year (inclusive), the floating period is the original loan term). Repriced every float period from the date of expiration or embezzlement. The re-pricing date is the date of overdue or misappropriation on the corresponding day of the re-pricing month. If there is no corresponding day in the current month, the last day of the current month shall be the re-pricing date.

B. The penalty interest rate for overdue loans is an additional /% of the base penalty interest rate determined in Item C of this paragraph , and the penalty interest rate for embezzled loans is an additional /% of the base penalty interest rate level.

C. In the first floating period, the base interest rate of the penalty interest is the borrowing rate agreed in Clause 1 of this article. After each full floating period, the base interest rate for the next floating period shall be ☐plus/☐minus (choose one)/ base point.

■Penalty interest rate for floating rate loans

A. From the date of overdue or misappropriation, it will float according to the floating period stipulated in paragraph 1 of this article. The penalty interest repricing date is the corresponding date of the re-pricing month when the date of overdue or misappropriation falls. If there is no corresponding day in the current month, the last day of the current month will be the penalty interest repricing date.

B. The penalty interest rate on overdue loans shall be 50% above the prime rate of penalty interest determined in subparagraph C of this paragraph, and the penalty interest rate on misappropriated loans shall be 100% above the prime rate of penalty interest determined in subparagraph C of this paragraph.

C. The prime rate of penalty interest in the first floating period shall be the interest rate of the loan actually executed in the period of overdue or misappropriation, and the prime rate of penalty interest in the next floating period after each full floating period shall be repriced on the repricing date in accordance with the manner agreed in paragraph 1 of this Article.

Article 5 Withdrawal Conditions

The borrower must meet the following conditions for withdrawal:

1. This contract and its appendices have come into effect;

2. The borrower has provided guarantee as required by the lender, the guarantee contract has come into force and the statutory approval, registration or filing procedures have been completed;

3. The Borrower has reserved the Borrower’s documents, receipts, seals, names of personnel, and signature samples related to the conclusion and performance of this contract with the Lender, and has filled in relevant vouchers;

4. The borrower has opened an account necessary for the performance of this contract according to the requirements of the lender;

5. Submit a written withdrawal application to the lender 3 working days before the withdrawal, and fill in the relevant documents required for repaying the original loan (for example: transfer check, wire transfer order, domestic remittance application form, receipt, etc.) , handle relevant withdrawal procedures;

6. The borrower has submitted to the lender a resolution and a letter of authorization from the board of directors or other competent departments agreeing to sign and perform this contract;

7. Other withdrawal conditions stipulated by law and agreed by both parties: .

If the above withdrawal conditions are not met, the lender has the right to reject the borrower’s withdrawal application, unless the lender agrees to grant the loan.

Article 6 Time and method of withdrawal

The borrower should make a one-time withdrawal on March 8, 2022:

Article 7 Payment of Loan Funds

1. Payment method of loan funds

The borrower submits a withdrawal application to the lender, and the lender releases the loan funds after approval of the borrower’s withdrawal application. The Borrower hereby authorizes; the Lender will directly use the funds to repay the borrower’s outstanding principal balance stipulated in Article 3 of this contract; or the Lender shall release the loan funds to the settlement account opened by the Borrower with the Lender, the Lender will directly deducts and to repay the borrower’s outstanding principal balance stipulated in Article 3 of this contract.

2. Specific requirements for payment of loan funds

(1) Provision of transaction information. The borrower shall provide the lender with its repayment account and supporting materials proving that the withdrawal meets the purpose stipulated in the loan contract. The borrower shall guarantee that all the materials provided to the lender are true, complete and valid. If the relevant transaction information provided by the borrower is untrue, inaccurate, or incomplete, resulting in the failure of the lender to complete the payment obligation in time, the lender shall not bear any responsibility, and the borrower shall bear the interest, penalty interest and other liability for breach of contract.

(2) If the lender finds that the proof for the use of funds and other relevant transaction materials provided by the borrower do not conform to the contract or have other defects, the lender has the right to require the borrower to supplement, replace, explain or resubmit the relevant materials. The lender has the right to refuse the issuance and payment of relevant funds before the relevant transaction materials that the lender deems qualified.

3. In one of the following circumstances, the lender has the right to re-determine the loan disbursement or stop the disbursement of loan funds:

(1) The borrower fails to implement the credit approval conditions;

(2) The borrower fails to repay the interest payable on the original loan;

(3) The borrower is a company blacklisted by our bank or notified by the regulatory agency that there are major risk factors;

(4) The borrower or actual controller has unsettled overdue records in the basic financial credit information database;

(5) The borrower has bad records caused by malicious acts in the “Information Inquiry of Persons Subject to Enforcement in National Courts” system;

(6) The borrower is involved in money laundering, terrorist financing, financial fraud, tax evasion, infringement of intellectual property rights and other illegal and criminal acts, or violates the applicable sanctions that the lender deems applicable.

Article 8 Repayment

1. The borrower designates the following account as the repayment account, and the borrower’s repayment should be remitted into this account. The borrower shall promptly provide information about the inflow and outflow of the account. The lender has the right to require the borrower to explain the inflow and outflow of large and abnormal funds in the repayment account and supervise the account.

Account name: Shenzhen Haiyue Freight Co., Ltd.

Account number: Redacted

2. Unless otherwise agreed by both parties, the borrower shall repay the loan under this contract according to the repayment plan in item (1) below:

(1) All loans under this contract shall be returned on the expiry date of the loan period.

(2) Repay the loan under this contract according to the following repayment plan:

Repayment time	Repayment amount
/_	/
/	/

(3) Other repayment plans: /.

If the borrower needs to change the above repayment plan, he must submit a written application to the lender 3 bank working days before the corresponding loan expires, and the change of the repayment plan must be confirmed in writing by both parties.

3. Unless otherwise agreed by the two parties, in the event that the borrower defaults on the loan principal and interest and the cost of realizing the creditor’s rights at the same time, the lender has the right to decide the order of repaying the principal or repaying the interest and the cost of realizing the creditor’s rights; if there are multiple due loans or overdue loans under this contract, the lender has the right to determine the repayment order of a certain loan from the borrower; if there are multiple matured loan contracts between the borrower and the lender, the lender has the right to decide the order of the contract to be performed by the borrower for each repayment.

4. Unless otherwise agreed by both parties, the borrower may repay the loan in advance, but shall notify the lender in writing 10 banking days in advance. The prepayment amount is first used to repay the last due loan, and repayments are made in reverse order.

5. The borrower repays the loan according to the following method (1).

(1) The borrower deposits sufficient funds in the following repayment account no later than 3 bank working days before the due date of each principal and interest for repayment, and the lender has the right to take the initiative to deduct funds from the account.

Repayment account name: Shenzhen Haiyue Freight Co., Ltd.

Account number: 757574297071

(2) Other repayment methods agreed by both parties: /.

Article 9 Guarantee

1. The guarantee method for the debt under this contract is:

This contract belongs to the main contract under the Maximum Guarantee Contract No. 000099A, No. 2022 Shenzhen Zhongyin Bupu Bao Zi, signed between the guarantor Zhang Lihai and the lender, and is guaranteed by him for the maximum amount.

This contract belongs to the main contract under the Maximum Guarantee Contract No. 000099B, No. 2022 Shenzhen Zhongyin Bupu Bao Zi, signed between the guarantors Zhang Hongyan and Zhao Chengzhi and the lender, and is guaranteed by them for the maximum amount.

This contract belongs to the main contract under the Maximum Mortgage Contract No. 000099, No. 2022 Shenzhen Zhongyin Bupu Credit No. 000099, signed between the guarantor Zhang Hongyan and the lender, and is guaranteed by him for the maximum amount.

This contract belongs to the main contract under the Maximum Receivables Pledge Contract No. 000099, No. 2022 Shenzhen Zhongyin Bupu Should Pledge No. 000099, signed between the guarantor Shenzhen Haiyue Freight Co.

2. If the borrower or guarantor encounters an event that the lender believes may affect its ability to perform the contract, or the guarantee contract becomes invalid, revoked or terminated, or the borrower or guarantor’s financial situation deteriorates or is involved in a major lawsuit or arbitration case, or the account of the borrower or the guarantor is seized, or its ability to perform the contract may be affected due to other reasons, or the guarantor breaches the contract under the guarantee contract or other contracts with the lender, or the collateral depreciates, is damaged, lost, If the guarantee value is weakened or lost due to seizure, the lender has the right to request, and the borrower is obliged to provide new guarantees, replace guarantors, etc. to guarantee the obligations under this contract.

Article 10 Declaration and Commitment

1. The borrower declares as follows:

(1) The Borrower is legally registered and legally existing, and has the full capacity for civil rights and conduct required to sign and perform this contract;

(2) The signing and performance of this contract is based on the Borrower’s true intention, has obtained legal and valid authorization in accordance with the requirements of its articles of association or other internal management documents, and will not violate any agreement or contract binding on the Borrower and other legal documents; the Borrower has obtained or will obtain all relevant approvals, licenses, filings or registrations required to sign and perform this contract;

(3) All documents, financial statements, certificates and other materials provided by the Borrower to the Lender under this contract are true, complete, accurate and valid;

(4) The transaction background of the borrower’s application to the lender to describe the business is true and legal, and does not involve illegal purposes such as money laundering, terrorist financing, proliferation financing of weapons of mass destruction, tax evasion, fraud, etc., and the transaction does not involve violations of the United Nations, China or other Sanctions that the Lender considers applicable;

(5) The borrower has not concealed from the lender events that may affect its and the guarantor’s financial status and ability to perform;

(6) The borrower and the loan project meet the national environmental protection standards and are not enterprises and projects with outstanding energy consumption and pollution problems announced and identified by the relevant state departments and are not at risk of energy consumption and pollution;

(7) The / stated by the borrower.

2. The borrower undertakes as follows:

(1) Submit its financial statements (including but not limited to annual reports, quarterly reports and monthly reports) and other relevant materials to the lender on a regular or timely basis in accordance with the requirements of the lender; the borrower ensures that it continues to meet the requirements of the following financial indicators: /;

(2) If the Borrower has or will sign a counter-guarantee agreement or similar agreement with the guarantor of this contract on its guaranty obligations, such agreement will not prejudice any rights of the Lender under this contract;

(3) Accept the lender’s credit inspection and supervision, and provide sufficient assistance and cooperation; the borrower should regularly summarize and report the payment and use of loan funds according to the lender’s requirements. The specific time for summary report is: /;

(4) If the borrower undergoes merger, division, capital reduction, equity transfer, foreign investment, substantial increase in debt financing, transfer of major assets and creditor’s rights, and other matters that may have an adverse impact on the borrower’s solvency, the borrower shall obtain the prior written consent of the lender;

In case of any of the following circumstances, the borrower shall promptly notify the lender:

A. Changes in the articles of association, business scope, registered capital, and legal representative of the borrower or guarantor;

B. To carry out any form of joint ventures, joint ventures with foreign companies, cooperation, contracted management, reorganization, restructuring, planned listing and other changes in business methods;

C. Involved in major litigation or arbitration cases, or property or collateral is sealed up, seized or supervised, or a new guarantee is placed on the collateral;

D. Suspension of business, dissolution, liquidation, suspension of business for rectification, cancellation, cancellation of business license, (being) filed for bankruptcy, etc.;

E. Shareholders, directors and current senior executives involved in major cases or economic disputes;

F. Borrower defaults under other contracts;

G. Business difficulties and financial conditions have deteriorated;

(5) The Borrower’s priority in repaying the Lender’s debts is higher than that of the Borrower’s shareholders, and no less than that of other creditors’ similar debts;

(6) The borrower does not distribute dividends or bonuses to shareholders in any form when the net profit after tax for the relevant fiscal year is zero or negative, or when the profit after tax is not sufficient to cover accumulated losses in previous fiscal years, or when the profit before tax is not used to settle the principal, interest and expenses payable by the borrower in that fiscal year or when the profit before tax is not sufficient to settle the principal, interest and expenses in the next period;

(7) The borrower does not dispose of its own assets in a way that reduces its solvency. And promise that the total amount of external guarantees is not higher than one time of its own net assets, and the total amount of external guarantees and the amount of individual guarantees do not exceed the limit stipulated in its company’s articles of association;

(8) The borrower shall not transfer the loan funds under this contract to the account of the same name and the account of the related party, except for the purpose agreed in this contract or with the consent of the lender.

For the transfer of the account of the same name of the borrower or the transfer of the account of a related party, the borrower shall provide corresponding supporting materials;

(9) With regard to the loan under this contract, the guarantee conditions, loan interest rate pricing, debt repayment sequence and other loan conditions provided by the borrower to the lender shall not be lower than the conditions given to any other financial institutions now or in the future;

(10) The lender has the right to withdraw the loan in advance according to the borrower’s withdrawal of funds;

(11) Cooperate with lenders in conducting due diligence, cooperate in providing and updating information on customers and their beneficial owners, and provide background information on transactions;

(12) Other matters promised by the borrower: /.

Article 11 Disclosure of related party transactions within the borrower’s group

Both parties agree to apply the following clause 1:

1. The borrower is not a group customer determined by the lender in accordance with the “Guidelines for Risk Management of Commercial Bank Group Customer Credit Business Risk Management” (“Guidelines” for short).

2. The borrower belongs to the group customers identified by the lender in accordance with the “Risk Management Guidelines for Credit Business of Group Customers of Commercial Banks” (the “Guidelines”). The borrower shall promptly report to the lender on related transactions of more than 10% of net assets, including the related relationship of the parties to the transaction, the items and nature of the transaction, the amount of the transaction or the corresponding ratio, and the pricing policy (including transactions with no amount or only a nominal amount).

The lender has the right to unilaterally decide to stop payment of the borrower’s unused loan and to recover part or all of the loan principal and interest in advance if the borrower has any of the following circumstances: using false contracts with related parties, discounting or pledging bills receivable, accounts receivable and other debts without actual trade background to the bank to obtain bank funds or credit; having major mergers, acquisitions and reorganizations that the lender believes may affect the security of the loan; through related transactions, the intention to evade bank debts; other circumstances stipulated in Article 18 of the Guidelines.

Article 12 Events of breach of contract and handling

One of the following events constitutes or is deemed to be an event of default by the Borrower under this contract:

1. The Borrower fails to perform its payment and repayment obligations to the Lender as stipulated in this Contract;

2. The borrower fails to use the loan funds in the manner stipulated in this contract or fails to use the obtained funds for the purposes stipulated in this contract; or the borrower uses the loan funds for on-lending or purchasing other financial products for arbitrage;

3. The statement made by the borrower in this contract is untrue, or violates its commitments in this contract;

4. If any of the circumstances stipulated in item (4) of paragraph 2 of Article 10 of this contract occurs, the lender believes that it may affect the financial status and performance ability of the borrower or the guarantor, but the borrower does not provide a new loan in accordance with the provisions of this contract. Guarantee, replacement of guarantor;

5. The borrower’s credit status declines, or the borrower’s financial indicators such as profitability, repayment ability, operating ability and cash flow deteriorate, breaking through the indicator constraints stipulated in this contract or other financial agreements;

6. The borrower defaults on other contracts with the lender or other institutions of Bank of China Limited;

7. The guarantor violates the stipulations in the guarantee contract, or breaches the contract with the lender or other institutions of Bank of China Limited;

8. The Borrower terminates its business or undergoes an event of dissolution, revocation or bankruptcy;

9. The borrower is involved or may be involved in major economic disputes, lawsuits, arbitrations, or its assets are sealed up, seized or enforced, or is investigated and dealt with by judicial authorities, taxation, industry and commerce and other administrative authorities according to law, or has or may affect the performance of its obligations under this contract;

10. Abnormal changes, disappearances, investigations or restrictions on personal freedom of the borrower’s main investors and key management personnel, which have or may affect their performance of obligations under this contract;

11. When the Lender reviews the Borrower’s financial status and ability to perform the contract every quarter (that is, every quarter from the effective date of this contract), it finds that there are circumstances that may affect the financial status and ability to perform the contract of the Borrower or the Guarantor;

12. There are large and abnormal fund inflows and outflows in the designated fund return account and the borrower cannot provide explanatory materials approved by the lender;

13. The Borrower has directly or indirectly participated in illegal acts of usury;

14. The Borrower refuses to cooperate with the Lender in conducting due diligence, or the borrower is included in the scope of sanctions deemed applicable by the United Nations, China or other lenders, and the lender finds that the borrower’s transactions violate laws and regulations or violates the aforementioned sanctions, or there are reasonable grounds to suspect that the Borrower or its related transactions/counterparties are involved in money laundering, terrorism or terrorist financing;

15. The borrower violates other stipulations in this contract about the rights and obligations of the parties.

In the event of a breach of contract specified in the preceding paragraph, the Lender has the right to take the following measures separately or simultaneously depending on the specific circumstances:

1. Require the borrower and guarantor to correct their breach of contract within a time limit;

2. Reducing, suspending or canceling or terminating the credit line of the borrower in whole or in part;

3. Suspend or terminate, in whole or in part, the acceptance of the borrower’s business applications such as withdrawals under this contract, other contracts between the borrower and the lender; suspend or cancel, in whole or in part, or terminate the issuance, payment and processing of loans that have not yet been issued or trade financing that has not yet been processed;

4. Announce that all or part of the outstanding loan/trade financing principal and interest and other payables under this contract and other contracts between the borrower and the lender are due immediately;

5. Termination or rescission of this contract, complete or partial termination or rescission of other contracts between the borrower and the lender;

6. Require the borrower to compensate the lender for the losses caused by its breach of contract, including but not limited to the loss of litigation costs, legal fees, notarization fees, execution fees and other related expenses caused by the realization of the creditor’s rights;

7. Deduct and transfer the funds in the accounts opened by the Borrower with the Lender and other institutions of Bank of China Limited to pay off all or part of the Borrower’s debts to the Lender under this contract. Undue balance in the account are deemed due early. If the account currency is different from the Lender’s business denomination currency, it shall be converted at the Lender’s applicable exchange rate at the time of deduction;

8. Exercising the security rights;

9. Require the guarantor to bear the guarantee responsibility;

10. Other measures deemed necessary and possible by the lender.

Article 13 Reservation of Rights

If one party fails to exercise part or all of the rights under this contract, or fails to require the other party to perform or assume part or all of the obligations and responsibilities, it does not constitute the party’s waiver of the rights or immunity from the obligations and responsibilities.

Any tolerance, extension or postponement of the exercise of rights under this contract by one party to the other party shall not affect any rights it enjoys under this contract and laws and regulations, nor shall it be deemed as a waiver of such rights.

Article 14 Change, Amendment and Termination

This contract can be changed or modified in written form after mutual agreement, and any change or modification constitutes an integral part of this contract.

Unless otherwise stipulated by laws and regulations or otherwise agreed by the parties, this contract shall not be terminated until the rights and obligations under it are fully performed.

Unless otherwise stipulated by laws and regulations or otherwise agreed by the parties, the invalidity of any provision of this contract shall not affect the legal effect of other provisions.

Article 15 Applicable Law, Dispute Resolution

This contract shall be governed by the laws of the People’s Republic of China.

After this contract takes effect, all disputes arising from the conclusion and performance of this contract or related to this contract can be resolved through negotiation between the two parties. If the negotiation fails, either party can adopt the following second method to solve the problem:

1. Submit to the / Arbitration Commission for arbitration at / (arbitration location) in accordance with the arbitration rules in force at the time of submission of the application for arbitration.

2. Sue in the people’s court of the domicile of the Lender or other institutions of Bank of China Limited that exercise their rights and obligations in accordance with this contract or individual agreements according to law.

3. File a lawsuit in a people’s court with jurisdiction according to law.

During the dispute resolution period, if the dispute does not affect the performance of other clauses of this contract, the other clauses shall continue to be performed.

Annex

The following appendices and other appendices mutually confirmed by both parties constitute an integral part of this contract and have the same legal effect as this contract.

1. Withdrawal application form (format);

2. “Letter of Notification of Annualized Loan Interest Rate” (Format);

Article 17 Other agreements

1. Without the written consent of the Lender, the Borrower shall not transfer any rights and obligations under this contract to a third party.

2. If the Lender has to entrust other institutions of Bank of China Limited to perform the rights and obligations under this contract due to business needs, or assign the borrowing business under this contract to other institutions of Bank of China Limited to undertake and manage, the Borrower agrees to this. The other institution of Bank of China Limited authorized by the Lender or the other institution of Bank of China Limited that undertakes the borrowing business under this contract shall be entitled to exercise all the rights under this contract, and shall be entitled to file a lawsuit in court, submit to arbitration or apply for enforcement in the name of such institution in respect of disputes under this contract.

3. Without affecting other stipulations in this contract, this contract is legally binding on both parties and their respective legally created successors and assignees.

4. Unless otherwise agreed, the parties designate the place of residence as the address for communication and contact, and the address for service confirmed by both parties. The scope of address for service includes all kinds of notices, contracts and other documents during the performance of the contract between the parties, as well as the service of relevant documents and legal documents in the event of a dispute over the contract, including the first trial, second trial, retrial and execution procedures after the dispute has entered into arbitration or civil litigation.

In case of any change of the above address, the party who changes the address will inform the other party of the changed address in writing 10 working days in advance. In arbitration and civil litigation proceedings, either party shall perform the obligation to serve notice of change of address to the arbitration institution or court when the address is changed. If a party fails to comply with the notification obligation in the aforementioned manner, the address for service confirmed by the party in this contract shall still be considered a valid address for service.

If the legal documents are not actually received by a party due to the inaccuracy of the address provided or confirmed by the party, the failure to notify the other party and the court in a timely manner after the change of the service address, or the refusal of the designated recipient to sign for the documents, the date of return of the documents shall be regarded as the date of service if the documents are served by mail; if the documents are served directly, the date of service shall be regarded as the date of service if the person who served the documents makes a note of the situation on the return certificate.

5. The transactions under this contract are based on their own independent interests. If, according to relevant laws, regulations and regulatory requirements, other parties to the transaction constitute related parties or related persons of the Lender, neither party seeks to use such related relationship to affect the fairness of the transaction.

6. The title and business name in this contract are only used for convenience of reference, and shall not be used to explain the content of the terms and the rights and obligations of the parties.

7. The Lender has the right to provide the information related to this contract and other relevant information of the Borrower to the financial credit information basic database and other legally established credit information databases in accordance with relevant laws, regulations and regulatory requirements for institutions with appropriate qualifications or personal inquiry and use according to law. The Lender also has the right to inquire about the relevant information of the Borrower through the basic financial credit information database and other legally established credit information databases for the purpose of concluding and performing this contract.

8. If the date of withdrawal or repayment falls on a statutory holiday, it will be postponed to the first working day after the holiday.

9. If the Lender cannot perform the agreement or cannot perform in accordance with the agreement due to changes in laws, regulations or regulatory requirements, the Lender has the right to terminate or change the performance of this agreement and the individual agreements under it in accordance with changes in laws, regulations or regulatory requirements. If the Lender is unable to perform or cannot perform in accordance with the agreement due to such termination or change, the Lender is exempted from liability.

10. The Borrower can consult and complain about this contract and the business and charges under this contract through the contact number of the Lender listed in this contract.

Article 18 The Contract Comes into Force

This contract will come into effect on the day when it is signed by the legal representatives (persons in charge) of both parties or their authorized signatories and affixed with the official seal or special seal for the contract.

This contract is made in four copies, and each party holds two copies, which have the same legal effect.

Borrower: Shenzhen Haiyue Freight Co., Ltd.

Authorized signatory:

March 7, 2022

Lender: Bank of China Limited Shenzhen Branch

Authorized signatory:

March 7, 2022

Attachment

Letter of Notification of Annualized Loan Interest Rate

No.:

To: Shenzhen Haiyue Freight Co., Ltd. (Borrower)

1. Our bank signed the Working Capital Loan Contract (applicable to the “BOC Relay Tongbao” product) No. 2022 Shenzhen Zhongyin Bupu Jiezi No. 000099 with you. Under the aforementioned contract, our bank, as the Lender, will provide your company with an annualized interest rate of 3.9%. The annualized interest rate (simple interest) includes:

(1) Loan interest calculated according to the loan interest rate stipulated in the first paragraph of Article 4 of the aforementioned contract;

2. As an annex to the aforementioned contract, this notification letter constitutes an integral part of it and has the same legal effect as the aforementioned contract. Matters not stipulated in the aforementioned contract shall apply to the provisions of the aforementioned contract.